Exhibit 4.2

Name of Company:
SYSWIN INC.	SYSWIN INC.

Number:	Number	Ordinary Share(s):
- [no. of shares] -

Ordinary Share(s): - [no. of shares] -

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

(i) 60,000,000,000 Ordinary Shares of a par value of US$0.0000008 each and

(ii) 2,500,000,000 Preferred Shares of a par value of US$0.0000008 each

Issued to: [name of shareholder]	THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

Dated

EXECUTED on behalf of the said Company on the day of 2010 by:

Transferred from:

DIRECTOR

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called  SYSWIN INC.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor